BOOKS•A•MILLION®	News Release

402 Industrial Lane

Birmingham, AL 35211

205-942-3737

Contact:	Douglas G. Markham
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

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Comparable Stores Sales Increase 2.3%

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Declares Regular Quarterly Dividend

BIRMINGHAM, Ala. (November 17, 2006) -- Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the third quarter and nine months ended October 28, 2006. Net sales for the 13-week period increased 3.2% to $110.7 million from sales of $107.3 million in the year-earlier period. Comparable store sales for the quarter increased 2.3% when compared with the 13-week period for the prior year. Net loss for the quarter was $201,000, or $0.01 per diluted share, compared with a net loss of $873,000, or $0.05 per diluted share, in the year-earlier period. The Company’s results for the third quarter included $86,000 in the current fiscal year and $770,000 in the prior year for gains, net of taxes, from insurance recoveries for stores that were permanently damaged by hurricanes. These gains reduced the net loss for the third quarter by approximately $0.01 and $0.05 per fully diluted share, for this year and last year, respectively.

For the 39-week period ended October 28, 2006, net sales increased 1.1% to $345.6 million from sales of $342.0 million in the year-earlier period. Comparable store sales increased 0.2% when compared with the same period of fiscal 2006. For the 39-week period, the Company reported net income of $3.8 million, or $0.22 per diluted share, compared with net income of $1.9 million, or $0.11 per diluted share, for the year-earlier period. The Company’s results for the 39 weeks included $101,000 in the current fiscal year and $770,000 in the prior year for gains, net of taxes, from insurance recoveries for stores that were permanently damaged by hurricanes. The gain in the prior year increased net income for the 39 weeks by approximately $0.04 per fully diluted share.

Commenting on the results, Sandra B. Cochran, President and Chief Executive Officer, said, “We are pleased with our results for the quarter. Despite the difficult comparable store sales comparison with last year and the distractions of the political season, we were able to deliver solid results. The fourth quarter best seller lineup is solid, and we are focused on executing our merchandising and marketing plans for the holiday season.”

The Company will pay a quarterly cash dividend of $0.08 per Common Share on December 15, 2006, to shareholders of record at the close of business on December 1, 2006.

Books-A-Million is one of the nation’s leading book retailers and sells on the internet at www.booksamillion.com. The Company presently operates 208 stores in 20 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the name Bookland, Books-A-Million and Joe Muggs Newsstands. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Stock Market’s Global Select Market under the symbol BAMM.

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BAMM Reports Third Quarter Results

November 17, 2006

BOOKS-A-MILLION, INC.

Unaudited Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	Oct. 28,	Oct. 29,	Oct. 28,	Oct. 29,
	2006	2005	2006	2005
NET SALES	$110,692	$107,287	$345,648	$341,958
Cost of sales (including warehouse, distribution and
store occupancy costs)	81,604	79,215	249,014	248,313
GROSS PROFIT	29,088	28,072	96,634	93,645
Operating, selling and administrative expenses	26,154	26,445	79,990	78,681
Gain on insurance recoveries	(163)	(1,248)	(163)	(1,248)
Depreciation and amortization	3,399	3,881	10,388	11,888
OPERATING INCOME (LOSS)	(302)	(1,006)	6,419	4,324
Interest expense, net	64	378	229	1,178

INCOME (LOSS) FROM CONTINUING OPERATIONS

BEFORE INCOME TAXES	(366)	(1,384)	6,190	3,146
Income tax provision (benefit)	(173)	(530)	2,367	1,204
INCOME (LOSS) FROM CONTINUING OPERATION	(193)	(854)	3,823	1,942

DISCONTINUED OPERATIONS:

Loss from discontinued operations (including loss
on disposal)	(12)	(31)	(89)	(86)
Income tax benefit	4	12	34	32
LOSS FROM DISCONTINUED OPERATIONS	(8)	(19)	(55)	(54)
NET INCOME (LOSS)	$(201)	$(873)	$3,768	$1,888

NET INCOME (LOSS) PER COMMON SHARE:

Basic:

Income (loss) from continuing operations	$(0.01)	$(0.05)	$0.23	$0.12
Loss from discontinued operations	--	--	--	--
Net income (loss)	$(0.01)	$(0.05)	$0.23	$0.12

Diluted:

Income (loss) from continuing operations	$(0.01)	$(0.05)	$0.23	$0.11
Loss from discontinued operations	--	--	(0.01)	--
Net income (loss)	$(0.01)	$(0.05)	$0.22	$0.11

Weighted average shares outstanding:

Basic	16,588	16,487	16,594	16,329
Diluted	16,588	16,487	16,984	16,924

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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